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                                                                  Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                        Nine Months Ended
                                                          September 30,
                                                        2001          2000
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $248,820      $232,957
  Interest expense                                     491,003       513,917
  Implicit interest in rents                            12,312        11,977

Total earnings                                        $752,135      $758,851


Fixed charges:
  Interest expense                                    $491,003      $513,917
  Implicit interest in rents                            12,312        11,977

Total fixed charges                                   $503,315      $525,894


Ratio of earnings to fixed charges                        1.49          1.44